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                                   EXHIBIT 12

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)                                                           YEAR ENDED DECEMBER 31,
EARNINGS                                                         1999      1998      1997      1996      1995
                                                                 ----      ----      ----      ----      ----

Income from Continuing Operations before income
 taxes                                                           $296.7    $1,002.7  $ 743.3   $ 811.5  $  869.8
Add:
Amortization of previously capitalized interest                    11.0        10.7     11.0      11.6      11.7
Minority interest in net income of
 consolidated subsidiaries with fixed charges                      42.9        33.6     45.1      45.9      30.1
Proportionate share of fixed charges of investees
 accounted for by the equity method                                 5.5         4.8      6.5       5.1       5.3
Proportionate share of net loss of investees
 accounted for by the equity method                                 0.7         0.2      0.1       2.7       0.5
                                                                 ------    --------  -------   -------  --------
         Total additions                                         $ 60.1    $   49.3  $  62.7   $  65.3  $   47.6
Deduct:
Capitalized interest                                             $ 11.8    $    6.6  $   6.2   $   5.4  $    5.1
Minority interest in net loss of consolidated subsidiaries          4.2         2.9      3.6       4.4       3.3
Undistributed proportionate share of net income
 of investees accounted for by the equity method                      -           -        -         -       0.2
                                                                 ------    --------  -------   -------  --------
         Total deductions                                        $ 16.0    $    9.5  $   9.8   $   9.8  $    8.6
                                                                 ------    --------  -------   -------  --------

TOTAL EARNINGS                                                   $340.8    $1,042.5  $ 796.2   $ 867.0  $  908.8
                                                                 ======    ========  =======   =======  ========

FIXED CHARGES
Interest expense                                                 $179.4    $  147.8  $ 119.5   $ 128.6  $  135.0
Capitalized interest                                               11.8         6.6      6.2       5.4       5.1
Amortization of debt discount, premium or expense                   0.5         1.2      0.1       0.3       0.4
Interest portion of rental expense                                 62.1        57.7     63.0      68.2      75.8
Proportionate share of fixed charges of investees
 accounted for by the equity method                                 5.5         4.8      6.5       5.1       5.3
                                                                 ------    --------  -------   -------  --------

TOTAL FIXED CHARGES                                              $259.3    $  218.1  $ 195.3   $ 207.6  $  221.6
                                                                 ======    ========  =======   =======  ========

TOTAL EARNINGS BEFORE FIXED CHARGES                              $600.1    $1,260.6  $ 991.5  $1,074.6  $1,130.4
                                                                 ======    ========  =======   =======  ========

RATIO OF EARNINGS TO FIXED CHARGES                                 2.31        5.78     5.08      5.18      5.10

                                     X-12-1